UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2014

Petro River Oil Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-49760	98-0611188
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1980 Post Oak Blvd., Suite 2020

Houston, TX 77056

(Address of principal executive offices)

Registrant’s telephone number, including area code: (469) 828-3900

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 3, 2014, Petro River Oil Corp. (the “Company”) entered into a memorandum of understanding with Sichuan Renzhi Oilfield Technology Services Co. Ltd., a corporation incorporated under the laws of the People’s Republic of China and traded on the Shenzhen Stock Exchange (“Renzhi”), which is memorialized in the Framework Agreement for Acquisition and Cooperation (the “MOU”). The MOU sets forth a framework for (i) the sale by the Company, and the purchase by Renzhi, of PO1, LLC (“PO1”), a wholly-owned subsidiary of the Company, which owns 51% of the issued and outstanding membership interests of Spyglass Energy Group, LLC (“Spyglass”), the owner of oil and gas leases, leaseholds, lands, and options and concessions thereto, located in Osage County, Oklahoma; and (ii) the joint development by the Company and Renzhi of oil and gas technology and properties (collectively, the “Transactions”), with an aggregate payment by Renzhi to the Company in the amount of $87,500,000. The Company had previously announced the purchase of Spyglass, and the subsequent transfer of 51% of Spyglass to PO1, in a Form 8-K filed with the Securities and Exchange Commission on June 5, 2014.

The Company and Renzhi intend to enter into one or more definitive agreements to effectuate the terms of the MOU. The execution of definitive documentation with respect to the Transactions remains subject to additional negotiations between the parties, further due diligence, Renzhi obtaining financing in order to comply with its obligations, and applicable Chinese regulatory approvals. There can be no assurance that definitive documentation for the Transactions will be entered into by the parties or that the Transactions will close.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2014

Petro River Oil Corp.

By:	/s/ Scot Cohen
Name:	Scot Cohen
Title:	Executive Chairman